EXHIBIT 10.1

PROMISSORY NOTE

$686,944.76	Los Angeles, California
February 8, 2006

FOR VALUE RECEIVED, Automotive Services Group, LLC (the “Maker”), an Alabama limited liability company having an address at Post Office Box 130836,Birmingham, Alabama 35213 HEREBY PROMISES TO PAY to the order of Ault Glazer Bodnar Acquisition Fund, LLC, a Delaware limited liability company having an address at 1800 Century Park East, Suite 200, Los Angeles, CA 90067 (the “Noteholder”), the principal sum of six hundred eighty six thousand nine hundred forty four dollars and seventy six cents ($686,944.76) plus accrued interest thereon in lawful money of the United States on April 10, 2006 (the “Maturity Date”) or within thirty (30) days thereafter (the “Extended Maturity Date”).

The following is a statement of the other terms and conditions to which this promissory note (the “Note”) is subject and to which the Noteholder by the acceptance of this Note agrees:

1.  Term.  This Note shall commence on the date hereof and shall continue for a period of sixty (60) days. This Note may be automatically extended by the Maker on written notice to the Noteholder an additional thirty (30) days becoming due on May 10, 2006, the Extended Maturity Date.

2. Interest Rate. Maker further promises to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum, such interest to be paid on the first day of each calendar month, commencing March 1, 2006, by way of a check, cash or wire transfer. Interest shall commence accruing on the issue date and shall be calculated on the basis of a 365-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California. However, in the event of a breach of any provision of this Note, the interest rate shall increase to a per annum rate equal to fifteen percent (15%) per annum.

3. Prepayment.  The Maker shall have the right, at any time, to prepay without penalty, in whole or in part, the unpaid principal and interest due on this Note as of the date of such prepayment; provided, however, the Maker shall provide the Noteholder two days’ written notice.

4. Application of Payments to Principal and Interest.  All payments made pursuant to this Note shall first be applied to accrued but unpaid interest then outstanding, and then to principal, and interest shall thereupon cease to accrue upon the principal amount so paid.

5. No Usury. Notwithstanding any provision of this Note to the contrary, the rate of interest charged by the Noteholder to the Maker in connection with this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by the Maker to the Noteholder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Maker).

6. Default Provisions. In the event this Note shall be in default, and placed with an attorney for collection, then the Maker agrees to pay all reasonable attorney fees and costs of collection.

7. Assignment. The Noteholder may not assign either the right to receive payment under this Note, or any other right conferred upon the Noteholder under the terms hereof to any other party without the consent of the Maker. Any transferee or transferees of this Note, by their acceptance hereof, agree to assume the obligations of the holder of this Note as set forth herein, and shall be deemed to be the “Noteholder” for all purposes hereunder.

8. Entire Agreement. This Note contains the entire understanding between the Maker and the Noteholder (the “Parties”) with respect to this Note and supersedes any prior written or oral agreement between them respecting the subject matter hereof. The Maker hereby irrevocably consents to the jurisdiction of the state and federal courts in California in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

9. Governing Law. In the event of any litigation with respect to the obligations evidenced by this Note, the Maker waives the right to a trial by jury and all rights of set-off and rights to interpose permissive counterclaims and cross-claims. This Note shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Payee, his successors, endorsees, assigns, heirs, administrators and executors.

10. Security for Loan. This Note is secured by a Real Estate Mortgage executed by Maker concurrently herewith, encumbering real property (the “Property”) in Birmingham, Alabama, known as the Birmingham property and as more fully described in the Real Estate Mortgage.

11. Additional Security; Grant of Security Interest. As additional security for the prompt and complete payment and performance of this Note when due, whether at the stated maturity, by acceleration or otherwise, the Maker hereby grants to the Noteholder a security interest in all personal property and fixtures located at the Property. Upon repayment of this Note, the Noteholder shall release the aforesaid security interest in the Property.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date first specified above.

MAKER:

AUTOMOTIVE SERVICES GROUP, LLC

/s/ D W Grimsley

Darrell W. Grimsley
Manager

NOTEHOLDER:

AULT GLAZER BODNAR ACQUISITION FUND, LLC

By:	Ault Glazer Bodnar & Company Investment
Management, LLC, managing member

By:	Ault Glazer Bodnar & Company, Inc.,
Managing Member of Ault Glazer Bodnar & Company
Investment Management, LLC

/s/ Milton Ault

Milton “Todd” Ault III
Chief Executive Officer, President and Chairman